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                                                                    Exhibit 99.1

                                  [CART logo]
                         CHAMPIONSHIP AUTO RACING TEAMS


Contact:  Thomas L. Carter, Chief Financial Officer, (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS ANNOUNCES CONTINUING NEGOTIATIONS WITH THE OPEN WHEEL RACING SERIES

INDIANAPOLIS - August 24, 2003 - Championship Auto Racing Teams, Inc. (NYSE:
MPH) announced today that its Board of Directors has instructed Management to continue negotiating with Open Wheel Racing Series LLC with respect to all terms related to a possible acquisition of Championship. As previously disclosed, last week Championship received a proposal from Open Wheel Racing Series of $0.50 a share for all outstanding shares of the company.

Open Wheel Racing Series is a newly formed holding company owned indirectly by a group of investors including Gerald R. Forsythe, Kevin Kalkhoven, Paul Gentilozzi, Carl Russo and Motorock LLC. Open Wheel Racing Series and the group of investors currently have beneficial ownership of 3,377,400 shares of CART common stock, all of which shares are held by Mr. Forsythe or entities owned or controlled by him. Such shares constitute approximately 22.9% of the outstanding shares of CART common stock. CART previously amended its shareholder rights agreement to provide that the formation of a group that makes an acquisition proposal at the invitation of CART, such as this group that made the proposal received by CART, will not be covered by the shareholder rights agreement unless CART has advised such group that it no longer wishes to consider a proposal from it.

"At an all day meeting of Championship's Board of Directors on Saturday, Management was given very clear direction to continue its negotiations with Open Wheel Racing Series and seek to conclude those negotiations as quickly as possible so that everyone clearly understands the future direction of the company" stated Championship's President and CEO Christopher R. Pook.

There cannot be any assurance that the discussions with the group of investors described above will result in any transaction or as to the terms and conditions of any transaction that may be proposed to or pursued by Championship, including whether the terms and conditions of any such proposal will be materially improved from the terms of the proposal already received by CART. As previously announced, Championship has retained the investment banking firm of Bear, Stearns & Co. to assist it in exploring the availability of needed financing and other strategic alternatives.

A copy of the proposal received by Championship is available from the SEC in a filing made by the group of investors described above and is also available by Championship in its filings with the SEC.



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ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

SAFE HARBOR STATEMENT

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. The following factors, among others, could cause the forward-looking statements to differ materially from actual results and plans: the ability of CART to enter into a financing or other strategic transaction on terms and conditions acceptable to CART and its stockholders, if at all; the terms and conditions of any transaction proposed to or pursued by CART; the value of the transaction to CART's stockholders; the timing of a financing or other strategic transaction, if any; participation by race teams; continued industry sponsorship; regulation of tobacco and alcohol advertising and sponsorship; competition by the Indy Racing League; liability for personal injuries; success of television contracts; renewal of sanction agreements; participation by suppliers; success of co-promoted and self-promoted races; the current uncertain economic environment and weak advertising market; impact of engine specifications; availability of financing and financial resources in the amounts, at the times and on the terms required to support our business. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC filings made from time to time, including, but not limited to, CART's Form 10-K for the year ended December 31, 2002, as amended, and any subsequent 10-Qs. Copies of those filings are available from the company and the company's website www.champcarworldseries.com and the SEC at the SEC's website www.sec.gov. The company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise.


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